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                                                                      EXHIBIT 12

                            TIME WARNER TELECOM INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                  YEARS ENDED DECEMBER 31,                     THREE MONTHS ENDED
                                   -------------------------------------------------------    --------------------
                                    1993        1994        1995        1996        1997      3/31/97     3/31/98
                                   -------    --------    --------    --------    --------    --------    --------

EARNINGS:
     Net loss before tax........   $(9,392)   $(37,178)   $(51,105)   $(86,116)   $(70,656)   $(19,651)   $(21,788)
     Interest expense...........        12           3          25          55       1,544       --          2,011
     Portion of rents
       representative of an
       interest factor..........        25         444       1,050       1,374       1,793         416         218
     Undistributed losses of
       less than 50% owned
       companies................     --          --             30          40          27          10       --
                                   -------    --------    --------    --------    --------    --------    --------
Total earnings..................    (9,355)    (36,731)    (50,000)    (84,647)    (67,292)    (19,225)    (19,559)
                                   -------    --------    --------    --------    --------    --------    --------
FIXED CHARGES:
     Interest expense...........        12           3          25          55       1,544       --          2,011
     Portion of rents
       representative of an
       interest factor..........        25         444       1,050       1,374       1,793         416         218
                                   -------    --------    --------    --------    --------    --------    --------
          Total fixed charges...        37         447       1,075       1,429       3,337         416       2,229
                                   -------    --------    --------    --------    --------    --------    --------
          Deficiency in the
            coverage of fixed
            charges by earnings
            before fixed
            charges.............   $(9,392)   $(37,178)   $(51,075)   $(86,076)   $(70,629)   $(19,641)   $(21,788)
                                   -------    --------    --------    --------    --------    --------    --------
                                   -------    --------    --------    --------    --------    --------    --------


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